                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14A-6(E)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                           TCBY ENTERPRISES, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                           TCBY ENTERPRISES, INC.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:  $125.00

    (2) Form, Schedule or Registration Statement No.: PRELIMINARY PROXY STATEMENT AND PROXY CARD

    (3) Filing Party:  TCBY ENTERPRISES, INC.

    (4) Date Filed:  FEBRUARY 17, 1995

Notes:

                             TCBY ENTERPRISES, INC.
                            425 WEST CAPITOL AVENUE
                          LITTLE ROCK, ARKANSAS 72201
                                                                   March 1, 1995

                    Notice of Annual Meeting of Stockholders

  NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of TCBY Enterprises, Inc. will be held at the State House Convention Center, 1 Statehouse Plaza, Little Rock, Arkansas, on Wednesday, April 12, 1995, at 10:00 a.m., Little Rock time, to consider the following proposals:

  1.    to elect nine directors;

  2.    to amend the 1992 Employee Stock Option Plan; and

  3. to transact such other business as may properly come before the meeting.

                                                  By order of the Board of
                                                  Directors,

                                                        BETTE D. CLAY
                                                          Secretary

                                 ------------

                                Proxy Statement

  Only stockholders of record at the close of business on March 1, 1995 will be entitled to notice of and to vote at the meeting. The Company had outstanding 26,911,333 shares of common stock (inclusive of treasury stock) as of the close of business on February 1, 1995. There are no other outstanding voting securities. Each stockholder is entitled to one vote per share for the election of directors, as well as on other matters. The accompanying proxy form is solicited on behalf of the Board of Directors. If the proxy form is signed and returned, the shares represented thereby will be voted; and it is intended that they will be voted for the nominees named herein, except to the extent authority to vote is withheld. The stockholder may revoke the proxy at any time prior to the voting thereof by giving written notice of such revocation to the Company, by executing and duly delivering a subsequent proxy or by attending the meeting and voting in person. In addition to the use of the mails, proxies may be solicited by directors, officers, or regular employees of the Company and its subsidiaries in person, by telegraph or by telephone. Broker non-votes are not relevant to the proposal to elect directors but will be counted for quorum purposes. Broker non-votes will have the same effect as abstentions for purposes of determining whether the proposal to approve the Amendment to the 1992 Employer Stock Option Plan has been approved.

  The Company knows of no matter to be brought before the meeting other than that referred to in the accompanying notice of annual meeting. If, however, any other matters properly come before the meeting, the proxy solicited hereby confers discretionary authority to the proxies to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the meeting.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth as of February 15, 1995, with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock of the Company, the name and address of such owner, the number of shares of common stock beneficially owned, the nature of such ownership, and the percentage such shares comprised of the outstanding shares of common stock of the Company:

         NAME AND ADDRESS                         AMOUNT AND NATURE    PERCENT*
      OF BENEFICIAL OWNER(A)                   OF BENEFICIAL OWNERSHIP OF CLASS
      ----------------------                   ----------------------- --------
     Frank D. Hickingbotham(b)................        9,932,376          38.8%
      c/o TCBY Enterprises, Inc.
      425 West Capitol Avenue
      Little Rock, Arkansas 7220

- --------
  * Percentages are based upon 25,594,264 shares outstanding and entitled to vote (excluding 1,317,069 shares the Company holds as treasury stock which is not entitled to vote) on February 1, 1995.
(a) The Company is relying on reports filed under Section 13 of the Securities Exchange Act of 1934, as amended, for purposes of determining ownership of more than 5% of its common stock by any person or group.
(b) See the table and footnote (a) under "Nominees for Election as Directors."


                     [THIS SPACE LEFT BLANK INTENTIONALLY]

                      NOMINEES FOR ELECTION AS DIRECTORS;
                        SECURITY OWNERSHIP OF MANAGEMENT

  Nine persons are nominated for election as directors to hold office until the annual meeting of stockholders in 1996 and until their respective successors are elected and qualified. The following table sets forth certain information as of January 1, 1995 with respect to the positions held and beneficial ownership of the Company's Common Stock by its directors, nominees for election as directors and certain named executive officers:

                                                                      FIRST       OUTSTANDING
                                                                    BECAME A      COMMON STOCK
                               PRINCIPAL OCCUPATION, NAME OF       DIRECTOR OF     OF COMPANY
                            ORGANIZATION IN WHICH OCCUPATION IS    THE COMPANY    BENEFICIALLY
                             CARRIED ON, OFFICES AND POSITIONS,      OR OF A        OWNED AT
          NAME             IF ANY, HELD WITH THE COMPANY, AND AGE  PREDECESSOR JANUARY 1, 1995(A)
          ----             --------------------------------------  ----------- ------------------
Frank D. Hickingbotham..  Chairman of the Board and Chief             1970         9,951,126
                          Executive Officer of the Company; Age
                          58(b)
Herren C. Hickingbotham.  President of the Company; Age 36(b)         1982           582,884
William H. Bowen........  President and Chief Executive Officer,      1993                 *
                          Healthsource Arkansas Ventures, Inc.
                          (health maintenance organization); Age
                          71(b)
Daniel R. Grant.........  President Emeritus, Ouachita Baptist        1989                 *
                          University; Age 71
F. Todd Hickingbotham...  President of Riverport Equipment and        1990           531,407
                          Distribution Company, a subsidiary of
                          the Company; Age 31
Don O. Kirkpatrick......  President and Chief Executive Officer,      1993                 *
                          Quality Foods, Inc. (foodservice
                          distribution); Age 57
Gale Law................  Senior Vice President, Treasurer and        1989                 *
                          Chief Financial Officer of the Company;
                          Age 49(b)
Marvin D. Loyd..........  Dentist; Age 62                             1984                 *
Hugh H. Pollard.........  Chief Executive Officer of Brooks-          1984           330,000
                          Pollard Co., Inc. (a marketing
                          consulting firm); Age 54(b)
NAMED EXECUTIVES
- ----------------
Charles A. Cocotas......  President, TCBY Systems, Inc., a             N/A                 *
                          subsidiary of the Company; Age 59(c)
Thomas R. Tipps.........  President, Americana Foods Limited           N/A                 *
                          Partnership, subsidiary of the Company;
                          Age 48
William P. Creasman.....  Senior Vice President and General            N/A                 *
                          Counsel of the Company; Age 42

- --------
  * Denotes ownership of less than 1% of the outstanding common stock of the Company.
(a) Includes shares, if any, held by spouse; held in joint tenancy with spouse; held by or for the benefit of nominee or one or more members of nominee's immediate family; held by a charitable foundation of which the nominee is the trustee; credited to nominee's account in the Company's employee or non-employee director stock option plans; with respect to which the nominee has or shares voting or investment powers; subject to employee stock options which were exercisable on January 1, 1995 (501,247 shares) or which have or will become exercisable within 60 days thereafter; or in which the nominee otherwise has a beneficial interest. All directors and officers as a group beneficially own an aggregate of 10,813,982 shares (42.3% of all outstanding shares, excluding shares the Company holds as treasury stock).
(b) Also a member of the Executive Committee of the Board of Directors of the Company.
(c) Mr. Cocotas' employment by the Company ended as of July 31,1994.

  Frank D. Hickingbotham is the father of Herren C. Hickingbotham and F. Todd Hickingbotham. No other family relationships exist among any of the above named individuals.

  Mr. Bowen served as Chairman and Chief Executive Officer of First Commercial Corporation, a bank holding company, from 1984 to 1991 and currently remains a director of that company. From September 1991 to December 1992, Mr. Bowen served as Chief of Staff to former Arkansas Governor Bill Clinton. Mr. Bowen began his current service as President and Chief Executive Officer of Healthsource Arkansas Ventures, Inc., in September, 1993.

  Except as set forth above each of the foregoing nominees has served the nominee's respective company in the capacity set forth or in various administrative or executive positions with such company, its parents or subsidiaries for at least five years.

                               BOARD OF DIRECTORS

  The Board of Directors of the Company held meetings or acted by written consent five (5) times during the fiscal year ended November 30, 1994. All of the Company's incumbent director nominees attended each of these meetings. The Board of Directors has standing compensation and audit committees; it does not have a standing nominating committee. Directors who are not officers of the Company or any subsidiary of the Company are paid $1,000 for each day of attendance at Board meetings, are reimbursed for expenses and were paid additional fees of $5,000 for fiscal 1994. In 1992, the Company's stockholders approved the adoption of the 1992 Nonemployee Director Stock Option Plan ("Director Plan") pursuant to which each director of the Company who was not otherwise an employee of the Company or any subsidiary on April 1, 1992 ("Effective Date") automatically was granted options to purchase shares of the Company's common stock on such date, determined by multiplying one plus the number of whole years of continuous service on the Board during the period commencing on March 31, 1985 through March 30, 1991 times 4,000. Each director elected to the Board after the Effective Date shall upon such election automatically be granted an option to purchase 4,000 shares. Additionally, on each succeeding April 1 following the Effective Date, each director shall automatically be granted an option to purchase 4,000 shares of common stock; provided however, that such option grants shall only be made to those directors who (i) are not otherwise employees of the Company or any subsidiary on the date of grant; (ii) were not employees of the Company or any subsidiary at any time during the period commencing on the date of the last annual meeting through the date of grant (the "Eligibility Period"); (iii) served on the Board for the entire Eligibility Period; and (iv) attended at least 50% of the meetings of the Board during the Eligibility Period. As of February 15, 1995, none of these options had been exercised. In fiscal 1994, 4,000 options were granted under this plan to each of the five non-employee directors now nominated for election. Outstanding options terminate three months after a director's service ends, except in case of the death or permanent disability of such director. The exercise price of all options under this plan is equal to the fair market value of the common stock of the Company as of the close of trading on the date of the grant.

  The Compensation Committee, which during fiscal 1994 consisted of Mr. Bowen, Dr. Grant and Dr. Loyd, considers, approves and reports to the Board of Directors the compensation to be paid to the officers of the Company, determines the amounts of grants under the Company's stock option plans and makes recommendations to the Board with respect to the Company's compensation policies. The Compensation Committee held 3 meetings during fiscal 1994.

  The Audit Committee, which during fiscal 1994 consisted of Dr. Loyd, Dr. Grant and Mr. Kirkpatrick, recommends independent public accountants for appointment by the Board of Directors as auditors of the Company and its subsidiaries, reviews and makes recommendations to the Board with respect to the scope of the annual audit of the Company and its subsidiaries, reviews recommendations made by the auditors with respect to the accounting methods used and the adequacy of the Company's internal control structure and advises the Board with respect to such recommendations, and approves non-audit services. The Audit Committee held 2 meetings in fiscal 1994.

                  AMENDMENT OF 1992 EMPLOYEE STOCK OPTION PLAN

  At the Annual Meeting of Stockholders on April 14, 1992, the Stockholders of the Company approved the 1992 Employee Stock Option Plan of TCBY Enterprises, Inc. (the "Plan"). The Plan provides for up to one million (1,000,000) shares to be made available to key employees of the Company and its subsidiaries who render those types of services which tend to contribute materially to the success of the Company and its subsidiaries. The Plan is administered by the Compensation Committee of the Board of Directors, and in keeping with that Committee's philosophy regarding incentive compensation (see section entitled "BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION," below), an additional five hundred thousand (500,000) unissued shares are deemed necessary and are therefore requested to be authorized for grant under the terms and conditions of the Plan. No other amendment is requested. Approval of this Plan amendment requires the affirmative vote of a majority of shares of the Company's common stock present, in person or by proxy, at the Annual Meeting.

  THE BOARD RECOMMENDS A VOTE FOR APPROVAL TO AMEND THE PLAN AS STATED.

  The following is a brief summary of the Plan. The Plan provides for the granting of options to purchase up to one million shares of the Company's common stock. The Plan is administered by the Board's Compensation Committee whose members are "disinterested persons" within the meaning of federal securities laws.

  The number and kind of shares subject to the Plan would be appropriately adjusted in the event of any change in the capital structure of the Company. Further, the Plan specifically provides that if the Company adopts a dual class of capital stock whereby one class of stock would have voting rights superior to another, then unexercised options would automatically convert to options to acquire the lesser voting stock in number and with such exercise price as determined by the Board's Compensation Committee to be in proportion to the original option grant. Stockholders would have no preemptive rights with regard to shares allotted to the Plan.

  Participants are selected by the Compensation Committee itself upon the recommendation of management. The Compensation Committee determines the number of shares to be optioned to any individual under the Plan. Options vest and become exercisable in the manner and within the periods specified by the Compensation Committee.

  The Board of Directors is able to suspend, terminate, or amend the Plan. The Board is not required to obtain Stockholder approval of any amendment to the Plan except where such approval is necessary to assure the Plan's continued qualification under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under New York Stock Exchange Rules or under the Internal Revenue Code of 1986, as amended (the "Code").

  The Plan enables the Company to grant either "incentive stock options" (within the meaning of the Code) or options that are not intended to be "incentive stock options." No options can be granted under the Plan later than April 14, 2002. Any options granted under the Plan must have an exercise period of no more than ten years. No option shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution, and each option is exercisable during the lifetime of an optionee only by such optionee and at death by his heirs, executors, or administrators. The Plan provides that upon termination of employment of the optionee for a cause other than death, disability, or retirement, the rights to exercise the option which have accrued at the date of termination cease, whether or not accrued at the date of termination, unless the Compensation Committee otherwise specifies. In the event of termination of employment due to death, full disability, or retirement, the period of time following the date of such termination in which a subject option may be exercised is three months for "incentive stock options."

  The exercise price per share for each option is and will be not less than the fair market value on the date of grant, determined as prescribed by the Code. It is provided that payment for the portion exercised may be made only in whole at the time of exercise of the option in cash or in the Company's common stock (whether or not owned prior to the exercise date) valued at its fair market value on the exercise date. Proceeds received from optioned shares will be used for general corporate purposes.

  The aggregate fair market value (determined as of the time such option is granted) of the common stock for which any employee may have incentive stock options vest in any calendar year may not exceed $100,000.

  No determination has been made with respect to future recipients of options under the Plan and it is not possible to specify the names or positions of the persons to whom options may be granted, or the number of shares, within the limitations of the Plan, to be covered by such options.

  Under currently applicable provisions of the Code, as amended, an optionee will not be deemed to receive any income for Federal tax purposes upon the grant of any option under the Plan, nor will the Company be entitled to a tax deduction at that time. Upon the exercise of a non-incentive option, the optionee will be deemed to have received ordinary income in an amount equal to the difference between the option price and the market price of the shares on the exercise date. The Company will be allowed an income tax deduction equal to the excess of market value of the shares on the date of exercise over the cost of such shares to the optionee. Upon the exercise of an incentive stock option, there is no income recognized by the optinee at the time of exercise. If the stock is held at least one year following the exercise date and at least two years from the date of grant of the option, the optionee will realize a capital gain or loss upon sale, measured as the difference between exercise price and the sale price. If both of these holding period requirements are not satisfied, ordinary income tax treatment will apply to the amount of gain at sale or exercise, whichever is less. If the actual gain exceeds the amount of ordinary income, the excess will be considered short-term or long-term capital gain depending on how long the shares are actually held. No income tax deduction will be allowed the Company with respect to shares purchased by an optionee upon the exercise of an incentive stock option, provided such shares are held for the required periods as described above. Under the Code, as amended, an option will generally be disqualified from receiving incentive stock option treatment if it is exercised more than three months following termination of employment. However, if the optionee is disabled, such statutory treatment is available for one year following termination. If the optionee dies while employed by the Company or within three months thereafter, the statutory time limit is waived altogether. In no event do these statutory provisions extend the rights to exercise an option beyond those provided by its terms.

                                  REMUNERATION

  The following table shows the cash compensation paid by the Company, and its subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years indicated, to each of the five most highly compensated executive officers of the Company and its subsidiaries, in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                   LONG TERM
                                      ANNUAL COMPENSATION        COMPENSATION
                                  ------------------------------ -------------
                                                                    AWARDS
                                                    OTHER ANNUAL -------------  ALL OTHER
                                  SALARY     BONUS  COMPENSATION STOCK OPTIONS COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   ($)       ($)       ($)       (IN SHARES)      ($)
- ---------------------------  ---- -------    ------ ------------ ------------- ------------
Frank D. Hickingbotham..     1994 412,692    68,475    12,431        20,000       4,620(a)
 Chairman and CEO            1993 410,192(d)    --     16,422        12,500       4,497(a)
                             1992 410,000(d)    --                   15,000       4,000(a)
Herren C. Hickingbotham.     1994 242,221    40,095    15,871        32,000       4,620(a)
 President                   1993 244,041(d)    --     24,266        11,000       4,497(a)
                             1992 234,000(d)    --                   12,500       4,000(a)
Charles A. Cocotas......     1994  98,308    50,000    78,213(c)     15,000         --
 President--TCBY             1993 186,550    75,000       976(b)     10,000         --
 Systems, Inc.               1992 106,731    30,000     3,841(b)    100,000         --
Thomas R. Tipps.........     1994 178,365     8,000     2,825        15,000       3,618(a)
 President--Americana        1993 168,074(d)    --     15,826(b)     10,000       1,851(a)
  Foods Limited
 Partnership                 1992 115,000    45,000    43,000(b)    100,000         --
William P. Creasman.....     1994 143,715    14,420       109        13,000       2,379(a)
 Senior Vice President       1993 144,231(d)    --        102         8,000       2,158(a)
  and General Counsel
                             1992 135,012(d)    --         71        10,000       1,275(a)

- --------
(a) Represents amounts contributed as matching contributions under the Company's 401(k) Plan.
(b) Primarily attributed to relocation expenses.
(c) Represents estimated net gain on exercise of 102,500 options (100,000 options at a price of $5.125 per share and 2,500 options at a price of $4.75 per share) at various times in 1994.

(d) Includes non-performance based Christmas gift equal to base salary for two weeks (one week in the case of Mr. Tipps).

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table shows all individual grants of stock options to the named executive officers of the Company during the fiscal year ended November 30, 1994:

                                     % OF TOTAL
                                      OPTIONS                            POTENTIAL REALIZABLE
                                     GRANTED TO                            VALUE AT ASSUMED
                          OPTIONS    EMPLOYEES    EXERCISE              ANNUAL RATES OF STOCK
                          GRANTED    IN FISCAL     PRICE     EXPIRATION PRICE APPRECIATION FOR
          NAME            (#)(A)        1994    ($/SHARE)(B)    DATE         OPTION TERM
          ----            -------    ---------- ------------ ---------- -----------------------
                                                                         5%($)(C)    10%($)(C)
                                                                        ----------  -----------
Frank D. Hickingbotham..  20,000       2.69%       $7.438    12/9/2003  $   93,219  $   236,528
Herren C. Hickingbotham.  17,000       2.28%        7.438    12/9/2003      79,661      201,049
                          15,000(d)    2.02%        5.438    4/14/2004      51,389      129,696
Charles A. Cocotas......  15,000       2.02%        7.438    12/9/2003      70,289      177,396
Thomas R. Tipps.........  15,000       2.02%        7.438    12/9/2003      70,289      177,396
William P. Creasman.....  13,000       1.74%        7.438    12/9/2003      60,917      153,743

- --------
(a) Except as noted, the options become exercisable in 4 equal annual installments beginning one year after the date of grant assuming continued employment with the Company or its subsidiaries.

(b) The exercise price reflects the fair market value of the Company's Common Stock on the date of grant. Currently, the exercise price may be paid in cash or in shares of the Company's Common Stock having a fair market value on the date of exercise equal to the aggregate option price. Any obligation to pay federal or state withholding taxes must be paid in cash.
(c) As required by rules of the SEC, potential values stated are based on the prescribed assumption that the Company's Common Stock will appreciate in value from the date of grant to the end of the option term (ten years from the date of grant) at annualized rates of 5% and 10% (total appreciation of 63% and 159%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Company's Common Stock.
(d) These options were a part of a special grant given to 19 officers of the Company or subsidiaries of the Company who had sales responsibilities at time of grant.

              AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

  The following table provides information concerning unexercised options held by the named executive officers as of the fiscal year end of the Company, November 30, 1994:

                                      NUMBER                NUMBER
       NAME(A)                      EXERCISABLE VALUE(B) UNEXERCISABLE VALUE(B)
       -------                      ----------- -------- ------------- --------
Frank D. Hickingbotham.............    10,625   $ 3,125     36,875     $ 9,375
Herren C. Hickingbotham............    33,341     9,409     46,500      12,930
Charles A. Cocotas.................       -0-       -0-        -0-         -0-
Thomas R. Tipps....................   102,500    65,000     22,500       7,500
William P. Creasman................    14,170     2,000     16,000       6,000

- --------
(a) There were no options exercised by any named executive during fiscal 1994, except in the case of Mr. Cocotas (see Summary Compensation Table).

(b) This represents the aggregate of the increases, if any, from the grant prices to the closing price of common stock of the Company on November 30, 1994 ($5.75).

EMPLOYMENT ARRANGEMENTS

  Currently there are no employment agreements between any executive officer of the Company and the Company. An employment agreement previously entered into between Mr. Tipps and a subsidiary of the Company has expired.

  Messrs. Herren Hickingbotham, Tipps, and Creasman each, as well as certain other officers of the Company, have entered into change of control agreements with the Company in which a multiple (2.99 in the case of Mr. Hickingbotham and Mr. Creasman; other officers have the same or lower multiple) of the average of the immediately preceding five year's annual includable compensation will be paid to them upon an involuntary termination of employment for either (i) a one year period following a change of control of the Company or (ii) a voluntary termination of employment between the 90th day following up to the anniversary date of a change of control. "Change of control" is defined in the agreements. Any payments under these agreements are expressly limited by so called "safe harbor" provisions of Section 280G of the Internal Revenue Code of 1986 and the regulations promulgated thereunder.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. At fiscal 1994 year end, the Compensation Committee was comprised of Mr. William H. Bowen, Dr. Daniel R. Grant, and Marvin D. Loyd, all of whom are nonemployee directors of the Company. The Compensation Committee establishes policies relating to the compensation of executive officers, approves management's recommendations on executive compensation amounts, and oversees the administration of the Company's employee benefit plans.

  Set forth below is the Compensation Committee's report which describes the components of the Company's executive compensation program for fiscal 1994 and the underlying policies upon which compensation determinations were based.

COMPENSATION POLICIES

  The goal of the Company's compensation policy is to ensure that executive compensation is related to and supports the Company's overall objective of enhancing shareholder value. To achieve this goal the following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:

  . Provide a competitive compensation package that enables the Company to attract and retain key executives;

  . Relate compensation to past and anticipated individual and Company performance; and

  . Align employees' interests with the interests of shareholders by encouraging executive stock ownership.

COMPENSATION ELEMENTS

  The Committee believes that the above objectives are obtained by combining cash and equity based compensation. For fiscal 1994, the Company's compensation program consisted of (i) base salary, adjusted from the prior year; (ii) discretionary bonuses based upon individual initiatives and performance; (iii) stock option grants under the Company's 1992 Employee Stock Option Plan and
(iv) matching contributions under the Company's deferred compensation plan.

  BASE SALARY. Executives' base salary levels are reviewed annually to determine whether they are near the median range of persons holding comparable positions at companies engaging in similar businesses of similar size and complexity and whether they fairly compensate executives for past and anticipated efforts. Various salary studies reviewed by the Compensation Committee indicate that the executive officers of the Company generally are paid at or below the median salary of all executives performing similar functions at companies engaged in similar businesses of similar size. New executive management was hired in 1992, and salaries established for these persons were believed to be commensurate with each such officer's experience and anticipated contribution to the profitability of the Company. Individual salaries are based upon past and anticipated individual performance, level and scope of responsibility, and experience within a competitive salary range in line with the pay practices of similarly situated companies. Base salaries for executives increased only slightly during fiscal 1994 and fiscal 1993. This occurred despite increased responsibilities for most members of management as Company staff was reduced during this period. The Compensation Committee believes that such salaries were competitive within a range that the Committee believes to be reasonable and necessary to accomplish the Company's compensation objectives.

  CASH BONUSES. In prior fiscal years the Compensation Committee determined whether to award bonuses to executive officers based upon their individual performances and the performance of the Company. For fiscal 1993 and 1994 the Compensation Committee adopted the Company's general bonus program for all executive and other officers of the Company. Bonus participation was set at a percentage of base salary for each full-time employee of the Company (except for full-time employees who were already covered by a bonus program, such as those operating Company-owned stores, at Carlin Manufacturing, Inc., and at Americana Foods Limited Partnership) by the Company's internal salary administration committee, and in the case of executives and officers by the Compensation Committee; the percentage assigned to the position was determined in all cases based upon the relative value to the Company of the work to be performed by the employee holding such position. The bonus participation assigned was attainable in four equal parts by each employee: (i) individual performance, as determined by the employee's immediate supervisor or Compensation Committee, in the case of the executive officers of the Company;
(ii) departmental or group performance, as determined with reference to the financial plan for that department or group established and approved prior to commencement of the fiscal year; (iii) subsidiary or division performance, also as determined with reference to the financial plan for that subsidiary or division established prior to commencement of the fiscal year; and (iv) overall Company performance, also as determined with reference to the financial plan for the Company. In addition, for fiscal 1993 an additional condition existed for all bonus plan participants: No bonus would be payable for the fiscal year unless the Company achieved at least 75% of its planned earnings; the Company failed to achieve such goal for fiscal 1993, and payments under the bonus program were not made. Discretionary payments ranging from $100 to two weeks' salary (based upon employment longevity) were paid as Christmas bonuses to reflect employee efforts for fiscal 1993, and such payments for executive officers were approved by the Compensation Committee. In fiscal 1994 the general bonus program was modified (a) by deleting the fourth component (overall Company performance) for every full-time employee and then evenly reallocating the total bonus percentage among the remaining three components of the 1993 plan and (b) by rewriting the plan for executive officers to base half of an officer's bonus on the third element of the 1993 plan (subsidiary or division performance) and half on the fourth element of the 1993 plan (overall Company performance). For fiscal 1994, the Company failed to achieve its goal as set in its financial plan, so executive officers' eligibility for bonus payments was limited to the fifty percent (50%) conditioned upon an executive officer's subsidiary or division performance.

  STOCK OPTIONS. The Compensation Committee strongly believes that the interests of shareholders and executives become more closely aligned when such executives are provided an opportunity to acquire a proprietary interest in the Company through ownership of the Company's common stock. Accordingly, key employees of the Company, including executive officers, as part of their overall compensation package, are eligible for participation in the Company's Employee Stock Option Plan, whereby they are granted options to purchase shares of the Company's Common Stock in the future at a price specified at time of grant. Stock options are granted at no less than fair market value on the date of grant, and are exercisable in four annual installments beginning one year after the date of grant. Because no benefit is received unless the Company's stock price performs favorably, awards under the stock option plan are intended to provide incentives for executive officers to enhance long-term corporate performance, as reflected in stock price appreciation, thereby increasing shareholder value. Individual stock option grants are determined after considering a number of factors such as individual performance, Company performance, and the relative mix of cash and non-cash compensation. During fiscal 1994, options to purchase a total of 378,000 shares were granted to executive officers at a price of $7.438 per share ($5.438 in the case of six executive officers who received special grants due to their sales responsibilities).

  DEFERRED COMPENSATION. The Company has adopted a broad-based pre-tax savings plan (the "401(k) Plan") to provide a means for eligible employees to defer a portion of their compensation and encourage savings to provide additional financial security for the future. While the Compensation Committee considers this to be an important element of its employees' compensation package, Company contributions under the 401(k) Plan are fixed and therefore are not directly tied to individual or corporate performance.

CEO COMPENSATION

  Mr. Frank D. Hickingbotham has been Chairman and Chief Executive Officer of the Company since its inception in 1981. As with other executive officers, Mr. Hickingbotham's compensation package has been designed to encourage short and long-term performance in line with the stockholder interests. The Compensation Committee believes that Mr. Hickingbotham's base salary is reflective of his position and responsibility, and various salary surveys reviewed by the Compensation Committee indicate that he is paid comparably to chief executive officers of companies of similar size. Mr. Hickingbotham's 1994 salary was determined based upon the factors considered in determining the base salary for all executives.

  In accordance with the Company's overall policy with regard to and treatment of cash bonuses in fiscal 1994, Mr. Hickingbotham received a bonus of $68,475. In keeping with the Company's goal of linking executive compensation to the creation of shareholder value, in fiscal 1994 Mr. Hickingbotham was granted stock options to purchase 20,000 shares of the Company's Common Stock. In granting such options, the Compensation Committee considered Mr. Hickingbotham's level and scope of responsibility, contributions to the Company, and the extent to which such options were being granted in lieu of other cash-based compensation.

SUMMARY

  The Compensation Committee believes that the combination of base salary and bonuses based upon individual and corporate performance in conjunction with equity based compensation linking executives interests with the interests of the Company's shareholders, provides a competitive program which reflects the Company's compensation policies described above. The Committee further believes that these policies are specifically reflected in fiscal 1994 compensation levels.

                            COMPENSATION COMMITTEE:

               William H. Bowen, Daniel R. Grant, Marvin D. Loyd

                               PERFORMANCE GRAPH

  The following performance graph compares the performance of the Company's Common Stock to the Dow Jones Equity Market Index and Dow Jones Consumer Cyclical Sector Entertainment & Leisure--Restaurants Index for the last five years beginning November 30, 1989 and ending November 30, 1994. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at November 30, 1989 and that all dividends, if any, were reinvested.

                             [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
          AMONG TCBY ENTERPRISES, DOW JONES EQUITY MARKET INDEX AND
 DOW JONES CONSUMER CYCLICAL SECTOR ENTERTAINMENT & LEISURE--RESTAURANTS INDEX

                                                              Dow Jones
                                                          Consumer Cyclical
                                          Dow Jones      Sector Entertainment
Measurement period            TCBY      Equity Market   & Leisure--Restaurants
(Fiscal Year Covered)      Enterprises     Index                Index
- ---------------------      -----------  -------------   ----------------------
Measurement PT -
11/30/89                      $ 100        $ 100                $ 100

FYE 11/30/90                  $  27        $  95                $  88
FYE 11/30/91                  $  25        $ 117                $ 110
FYE 11/30/92                  $  23        $ 157                $ 139
FYE 11/30/93                  $  31        $ 183                $ 153
FYE 11/30/94                  $  30        $ 170                $ 154

  The performance graph in this space has a vertical axis indicating Dollars and is numbered in units of 50 from 0 to 300; the horizontal axis indicates dates of each November 30 from 1989 to 1994. The three lines appearing in the graph represent the performance of TCBY Enterprises, Inc., common stock, the Dow
Jones Consumer Cyclical Sector Entertainment & Leisure--Restaurants Index, and the Dow Jones Equity Market Index; each of the three lines start at a value of $100 on November 30, 1989. The TCBY Enterprises, Inc. line moves to $27 on 11/30/90, $25 on 11/30/91, $23 on 11/30/92, $31 on 11/30/93, and $30 on
11/30/94. The Dow Jones Consumer Cyclical Sector Entertainment & Leisure--Restaurants Index line moves to $88 on 11/30/90, $110 on 11/30/91, $157 on 11/30/92, $183 on 11/30/93, and $170 on 11/30/94. The Dow Jones Equity Market
Index line moves to $95 on 11/30/90, $117 on 11/30/91, $139 on 11/30/92, $153 on
11/30/93, and $154 on 11/30/94.

                              CERTAIN TRANSACTIONS

  The Company engages Brooks-Pollard Co., Inc., a marketing consulting firm of which Mr. Hugh H. Pollard is Chief Executive Officer, to advise and assist the Company in its public relations efforts. The Company paid to Brooks-Pollard Co., Inc. approximately $205,000 primarily for consultation services in fiscal 1994.

  The Company's health plans administrator, Spradley & Coker, Inc., was acquired by Healthsource Arkansas Ventures, Inc., in 1993. Mr. William H. Bowen is President and Chief Executive Officer of the acquiring company. In fiscal 1994 the Company paid fees of $88,000 to Spradley & Coker.

  The Company contracts with Quality Foods, Inc., of which Mr. Don O. Kirkpatrick is President and Chief Executive Officer, for certain foodservice distribution, primarily within the State of Arkansas in connection with deliveries to accounts of the National Sales Division of TCBY Systems, Inc. The value of goods handled by Quality Foods for the National Sales Division was $447,000 in fiscal 1994, and Quality Foods, Inc. derived fees therefrom consistent with industry standards.

  During fiscal 1994, the Company deposited monies in banks owned by FDH Bancshares, Inc., a bank holding company, the sole shareholder of which is Mr. Frank D. Hickingbotham; deposits bore market rates of interest. FDH Bancshares, Inc., also leases from the Company office space located at an office building (the Company's former headquarters) owned by the Company and leased to various businesses not affiliated with the Company; the lease to FDH Bancshares, Inc., is at market rates and comparable to rates paid by other tenants not affiliated with the Company.

                                    AUDITORS

  Representatives of Ernst & Young LLP, the Company's auditors, are expected to be present at the meeting and will be available to respond to questions and may make a statement if they so desire.

                             STOCKHOLDER PROPOSALS

  Any proposal which a stockholder intends to present at the annual meeting of stockholders in 1996 must be received by the Company by November 16, 1995 in order to be eligible for inclusion in the proxy statement and proxy form relating to such meeting.

                            EXPENSES OF SOLICITATION

  The cost of soliciting proxies will be borne by the Company. Solicitations may be made by officers, directors and employees of the Company personally or by mail, telephone, telegraph, or other similar means of communication; provided that solicitation by such persons is made on a part time basis and no special compensation, other than actual expenses incurred, will be paid.

                                   IMPORTANT

  All stockholders are cordially invited to attend the meeting in person. If you cannot be present at the meeting, please sign and date the enclosed Proxy and mail it PROMPTLY in the enclosed self-addressed envelope. No postage need be affixed if mailed in the United States.

PROXY                                                     TCBY ENTERPRISES, INC.

  The undersigned hereby appoints FRANK D. HICKINGBOTHAM, HERREN C. HICKINGBOTHAM AND GALE LAW, and each of them, proxies with power of substitution and revocation, acting by majority of those present and voting, or if only one is present and voting then that one, to vote the shares of stock of TCBY ENTERPRISES, INC. which is the undersigned is entitled to vote, at the annual meeting of stockholders to be held in Little Rock, Arkansas, on Wednesday, April 12, 1995 at 10:00 a.m., Little Rock time, and at any adjournment thereof, with all the powers the undersigned would possess if present:

1. The election as directors of all nominees listed (except as marked to the contrary below).

                   [_] FOR       [_] VOTE WITHHELD

   Frank D. Hickingbotham, Herren C. Hickingbotham, Don O. Kirkpatrick, Daniel
   R. Grant, F. Todd Hickingbotham, Gale Law, Marvin D. Loyd, Hugh H. Pollard

   INSTRUCTION: To withhold your vote for any individual nominee, write that nominee's name on the space provided:

2. The amendment of the 1992 employee stock option plan (increasing authorized shares by 500,000)."

                   [_] FOR       [_] VOTE WITHHELD


3. To transact such other business as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TCBY ENTERPRISES, INC. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.
                                                       ---

PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                   CONTINUED AND TO BE SIGNED ON OTHER SIDE

The undersigned hereby revokes any proxy heretofore given to vote such shares and appoints the aforementioned proxies to vote as set forth above at said meeting or at any adjournment thereof.


                                      Date: ____________________________, 1995


                                      ________________________________________
                                      SIGNATURE OF STOCKHOLDER (please sign
                                      exactly as name appears on this proxy,
                                      including, where proper, official
                                      position or representative capacity.)